Exhibit 5.01

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074

	TEL	804 • 788 • 8200
	FAX	804 • 788 • 8218

December 17, 2004	FILE NO: 64847.000002

Board of Directors

KMG America Corporation

6306 Maple Ridge

Excelsior, Minnesota 55331

Registration Statement on Form S-8

Relating to KMG America Corporation 2004 Equity Incentive Plan

Gentlemen:

We have acted as counsel for KMG America Corporation, a Virginia corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company on or about December 17, 2004, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to 1,827,500 shares of the Company’s common stock, $0.01 par value per share (the “Plan Shares”), issuable pursuant to the KMG America Corporation 2004 Equity Incentive Plan (the “Plan”), as referenced in the Registration Statement.  This opinion is being furnished in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In rendering this opinion, we have relied upon, among other things, our examination of such documents and records of the Company and certificates of its officers and of public officials as we have deemed necessary.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the genuineness of signatures not witnessed by us and (iv) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company).

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that:

1.                                       The Company has been duly incorporated and is validly existing and in good standing under the laws of the Commonwealth of Virginia.

2.                                       The Plan Shares have been duly authorized by the Company and, when issued and sold as contemplated in the Plan, the Plan Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.  We do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,
/s/ Hunton & Williams LLP